AXA EQUITABLE LIFE INSURANCE COMPANY

                     ENDORSEMENT APPLICABLE TO TSA CONTRACTS

In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company ("AXA Equitable") and "you" and "your" mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is an annuity contract which meets the requirements of Section 403(b) of the Code (a "TSA Contract"). This TSA Contract is established for the exclusive benefit of you and your beneficiaries. Also, your rights under this TSA Contract are not forfeitable. The provisions of this Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

The following language replaces the existing Section:

SECTION 1.01  ANNUITANT

"Annuitant" means the individual shown in the Data Pages.

You must be both the Annuitant and the Owner. The Annuitant cannot be changed during your life.

The following language is added at the end of the existing Section:

SECTION 1.02  ANNUITY ACCOUNT VALUE

If a loan is outstanding, Annuity Account Value means the sum of the amounts in the Investment Options, plus any amount in the Loan Reserve Account.

The following language replaces the existing language in the Section:

SECTION 1.05  CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value less (i) any charges that apply as described in Part VIII and shown on the Data pages and
(ii) the amount of the entire unpaid balance of any loan, including interest due but not paid.


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The following language is added at the end of the existing Section:

SECTION 1.07 CONTRACT

This Contract is a "TSA Contract" intended to qualify as an annuity contract that meets the requirements of Section 403(b) of the Code, and is intended to be purchased in connection with an employer's plan under Section 403(b) of the Code.

The following language replaces the existing language in the Section:

SECTION 1.11 CONTRIBUTION

"Contribution" means a payment made to us for you with respect to a Contract purchased for you under the Plan.

The following new Section is added:

SECTION 1.11A  ELECTIVE DEFERRAL CONTRIBUTIONS

"Elective Deferral Contributions" mean "Salary Reduction" Contributions under
Section 402(g) of the Code, and also include "Roth Elective Deferral Contributions" or "Roth Salary Reduction Contributions" which are designated Roth Contributions under Section 402(g) and 402A of the Code, any of which may be made under the Plan and forwarded to us by the Employer or the Employer's Designee.

The following language replaces the existing language in the Section:

SECTION 1.12 EMPLOYER

"Employer" means the entity which sponsors a 403(b) plan and that makes Contributions on your behalf to purchase this Contract. An Employer must be either: (i) an organization described in Section 501(c)(3) of the Code which is exempt from Federal income tax under Section 501(a) of the Code; or (ii) a State, political subdivision of a State, or an agency or instrumentality of any one or more of the foregoing, in connection with services performed by an employee for an educational organization described in Section 170(b)(1)(A)(ii) of the Code.

The following new Section is added:

SECTION 1.12A  EMPLOYER'S DESIGNEE

"Employer's Designee" includes any person(s) authorized and designated by the Employer to act on behalf of the Employer in the specified functions under the Plan, as communicated to us in documentation acceptable to us.


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The following new Section is added:

SECTION 1.12B  403(B) CONTRACT

"403(b) Contract" means a nontransferable annuity contract as defined in Section 403(b)(1) of the Code, established for each plan participant by the employer sponsoring a 403(b) plan, or by each participant individually, which is issued by an insurance company qualified to issue annuity contracts in this State, and that includes payment in the form of an annuity, and which is intended to be purchased in connection with an employer's plan under Section 403(b) of the Code.

The following new Section is added:

SECTION 1.12C  403(B) PLAN FUNDING VEHICLE

"403(b) Plan Funding Vehicle" means any of the following: (i) 403(b) Contract,
(ii) a custodial account under Section 403(b)(7) of the Code, or (iii) any other investment permitted under the Code as a funding vehicle for a 403(b) plan.

The following language replaces the existing language in the Section:

SECTION 1.14 INVESTMENT OPTION

"Investment Option" means the Guaranteed Interest Option, a Separate Account or a Variable Investment Option of a Separate Account.

SECTION 1.16 NON-NATURAL OWNER For purposes of this Endorsement this definition does not apply and is removed in its entirety.

The following language replaces the existing language in the Section:

SECTION 1.17  OWNER

"Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. Non-natural owners are not permitted. The Owner of this Contract cannot be changed during your life.

The following language replaces the existing language in the Section:

SECTION 1.18 PLAN

"Plan" means a plan established, maintained and intended to qualify under
Section 403(b) of the Code by an Employer for the purchase of annuity contracts under Section 403(b) of the Code for its employees. An "ERISA Plan" is a Plan subject to Title I of the Employee Retirement Income Security Act of 1974 ("ERISA").


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The following new Section is added:

SECTION 1.18A PLAN ADMINISTRATOR

"Plan Administrator" means the person designated as such, and as reported to us by the Employer.

The following language replaces the existing language in the Section:

SECTION 1.21 PROCESSING OFFICE

"Processing Office" means our AXA Equitable Processing Office shown on the cover page. or such other location as we shall designate by advance written notice to the Employer, the Employer's Designee, as applicable, and to you.

The following new Section is added:

SECTION 1.21A  REQUIRED MINIMUM DISTRIBUTION PAYMENTS

"Required Minimum Distribution Payments " means the payments from or with respect to this Contract that are required by Sections 403(b) and 401(a)(9) of the Code and which are described in the Section, "Required Minimum Distribution Rules."

The following language replaces the existing language in the Section:

SECTION 1.22 SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Sections 2.02 and 2.05 and the Data Pages of this Contract.


PART III - CONTRIBUTIONS AND ALLOCATIONS

The following language is added at the end of the existing Section:

SECTION 3.02  LIMITS ON CONTRIBUTIONS

General. We indicate in this Section and the Data Pages any limits on the type, source or amount of Contributions we will accept.

The Employer makes Contributions to this Contract under the terms of the Plan. You are to specify the amount to be allocated to each Investment Option.

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our


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specifications. If we determine that an applicable tax charge described in the
Section, "Charge for Taxes," applies to Contributions, we reserve the right to reduce. Contributions by the amount of any such applicable tax charge before Contributions are allocated among the Investment Options under the Contract.

A. Contributions to be made by the Employer or Employer's Designee.

All Contributions to this Contract must be remitted by the Employer or the Employer's Designee unless they are direct transfer Contributions or rollover Contributions. Direct transfer or rollover Contributions may not be made to this Contract unless permitted by the Plan, and the Employer or the Employer's Designee documents approval in a manner acceptable to us. A "rollover contribution" is one permitted by any of the following Sections of the Code:
402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16). A
"direct transfer" contribution is the transfer of amounts to this Contract directly from another contract exchanged under the same plan or a plan-to-plan transfer.

B. Limits on Contributions; Corrections of excess Contributions.

Contributions to the Contract (other than any rollover or direct transfer Contributions which are permitted under the Plan) are limited. Annual additions to the Contract cannot exceed the applicable limitations of Section 415 of the Code.

Salary Reduction Contributions are "Elective Deferral Contributions" and cannot exceed the elective deferral limitation under Section 402(g) of the Code that applies to the Contract and all other plans, contracts or arrangements with your Employer. If Elective Deferral Contributions made for you for any calendar year exceed the permissible limitation for you for the year, then the amount of the excess Elective Deferral Contributions and any allocable net income or loss will be distributed to you by April 15 of the following calendar year or such later date that may be prescribed by the Code.

Corrective distributions of amounts in excess of amounts permitted to be contributed to the Contract are subject to a Withdrawal Charge, described in the Section, "Withdrawal Charges," unless otherwise specified in the Data Pages.

If we are notified or we determine that any Contributions would cause this Contract not to qualify under Section 403(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) separately account for such Contributions and any allocable net income in a nonqualified deferred annuity contract or other permissible contractual arrangement for the exclusive benefit of you and your beneficiaries.

We are not responsible for determining the permissible amount of Salary Reduction Contributions or any other Contributions which may be made under the Plan for you.


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We will make corrective distributions or separate allocations of amounts reported to us as being excess Contributions if reported in a manner acceptable to us by the Employer or the Employer's Designee.

C. Sources or Types of Contributions to the Contract.

Before making Contributions to the Contract the Employer or the Employer's Designee will report in a manner acceptable to us the types or sources of Contributions it may make or permit to be made to the Contract under the Plan. We do not accept any Contributions unless we have documentation acceptable to us that such Contribution is permitted under the Plan.

Unless otherwise reported to us by the Employer regarding the terms of the Plan, and unless otherwise indicated in this Section, Contributions to this Contract may be made from the following sources or types of Contributions, and any other source or type of Contributions permitted by the Code:

      (1)  Contributions remitted by the Employer or the Employer's Designee:

           Salary Reduction Contributions made on a pre-tax basis, including "catch-up" contributions under Sections 402(g) or 414 of the Code;

           Salary Reduction Contributions which are designated Roth contributions under Section 402A of the Code, including "catch-up" contributions under Sections 402(g) or 414 of the Code;

           Employer matching contributions under Section 401(m) of the Code;

           Employer non-matching contributions under Section 415 of the Code;
           and

           Non-Roth employee after-tax contributions under Section 415 of the Code.

If Roth Elective Deferral Contributions are made, as reported to us by the Employer or the Employer's Designee, we will maintain a Roth Elective Deferral Contribution separate account under this 403(b) Contract. Income, gains, losses, and any other amounts credited or charged under this 403(b) Contract will be separately allocated to the Roth Elective Deferral Contribution separate account on a reasonable and consistent basis. Employer Contributions may not be allocated to the Roth Elective Deferral Contribution separate account. The separate accounting requirement will apply from the time any Roth Elective Deferral Contribution is made and ends only when all amounts in the Roth Elective Deferral Contribution separate account are completely distributed in accordance with the terms of this 403(b) Contract.


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   (2) Contributions not remitted by the Employer or the Employer's Designee:

           Direct transfer Contributions that are contract exchanges under the same plan;

           Plan-to-plan direct transfer Contributions; and

           Rollover Contributions from another eligible retirement plan.

In the case of direct transfer Contributions, we must receive documentation acceptable to us of the source or type of separately accounted for amounts directly transferred to this Contract. In the case of rollover Contributions, we must receive documentation as to the amounts, if any, of non-Roth after-tax employee contributions and designated Roth contributions rolled over to this Contract.

A direct transfer Contribution is a direct transfer of funds from another 403(b) plan or another 403(b) Plan Funding Vehicle under the same plan ("Transferred Funds"). If you make a direct transfer Contribution, you must inform us at the time of making the Contribution the portion, if any, of the Transferred Funds that is (a) exempt from restrictions on distribution described in the Section, "Restrictions on Withdrawals, Distributions and Payments" and (b) eligible for delayed distribution as described in the Section, "Required Minimum Distribution Rules". If you do not tell us, then we will treat all Transferred Funds as being subject to the applicable withdrawal, distribution and payment restrictions and minimum distribution requirements of the Code.

We will also accept any other type of contribution to a 403(b) plan permitted under the Code to which we and the Employer agree.

The Employer or the Employer's Designee must indicate the source or type of the Contribution to this Contract at the time the Contribution is made. We will separately account for the different types of Contribution sources, so that the restrictions on distribution described in the Section "Restrictions on Withdrawals, Distributions and Payments" apply separately to different types of Contributions as required or permitted by law.

We are not responsible for determining whether the Employer or the Employer's Designee has correctly characterized any type of Contribution. If the Employer or the Employer's Designee fails to indicate the source or type of the Contribution, we will treat the Contribution as being subject to the restrictions on distribution described in the Section "Restrictions on Withdrawals, Distributions and Payments" until you are severed from employment with the Employer.

Each Contribution (less any applicable tax charge in accordance with the Section, "Charge for Taxes") is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to us by you or your Employer.


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PART V - WITHDRAWALS AND TERMINATION

The following language is added at the end of the existing Section:

SECTION 5.01 WITHDRAWALS

If permitted by the Plan, and as reported to us by the Employer or the Employer's Designee, you may choose the source of a transaction, that is, whether a withdrawal, transfer, loan or other distribution permitted under the Plan and this 403(b) Contract will be made from the Roth Elective Deferral Contribution separate account or from other accounts maintained under this Contract.

The following new Section is added:

SECTION 5.03  RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND OTHER PAYMENTS

General. No amount may be withdrawn, distributed or paid from this 403(b) Contract unless and until permitted under the Plan and the Code. We will not process withdrawals or other transactions unless we receive contemporaneous documentation acceptable to us that such transaction is permitted under the Plan.

If permitted by the Plan, and as reported to us by the Employer or the Employer's Designee, you may choose the source of a transaction, that is, whether a withdrawal, transfer, loan or other distribution permitted under the Plan and this 403(b) Contract will be made from the Roth Elective Deferral Contribution separate account or from other accounts maintained under this Contract.

Definitions used in this Section:

Salary Reduction Contribution Restricted Amounts.

The amounts described in this Section which are attributable to Salary Reduction Contributions (Elective Deferral Contributions) and which are subject to the restrictions described in Section 403(b)(11) of the Code and this Section (hereafter referred to as "Salary Reduction Contribution Restricted Amounts"):

Grandfathered Salary Reduction Contribution Amounts.

The amount of your December 31, 1988 account balance, if any. If this 403(b) Contract was issued after December 31, 1988, "Grandfathered Salary Reduction Contribution Amount" refers to the amount of your December 31, 1988 account balance, if any in a 403(b) Plan Funding Vehicle, provided in documentation acceptable to us on the direct transfer of such amount to this 403(b) Contract.


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Restrictions on Amounts Attributable to Salary Reduction Contributions

The restrictions of this paragraph apply to these funds:

Any funds attributable to Contributions made pursuant to a salary reduction agreement with the Employer, including earnings on such Salary Reduction Contributions, less any "Grandfathered Salary Reduction Contribution Amount" as defined above in this Section.

Withdrawals, distributions or other payments of Salary Reduction Contribution Restricted Amounts may not be made until you (i) reach age 59-1/2, (ii) have a severance from employment with the Employer; (iii) die; (iv) become "disabled" under Section 72(m)(7) of the Code; (v) suffer hardship under Section 403(b)(11) of the Code, or (vi) meet the conditions and limitations under any other circumstances permitted under Section 403(b)(11) of the Code. Withdrawals of Salary Reduction Contributions (but not any earnings credited thereon) may be made in the case of hardship. If you request a withdrawal of Salary Reduction Contribution Restricted Amounts on the grounds of disability or hardship you must furnish to us proof of such disability or hardship as may be required by the Plan, the Code, and applicable Treasury Regulations in a form satisfactory to us.

Restrictions on Amounts Attributable to Transfers from Custodial Accounts

All amounts in this 403(b) Contract attributable to Contributions directly transferred from a custodial account under section 403(b)(7) of the Code, or indirectly transferred from a custodial account (Contributions first directly transferred from a Section 403(b)(7) custodial account into a Section 403(b)(1) annuity contract and subsequently directly transferred into this 403(b) Contract) are treated like "Salary Reduction Contribution Restricted Amounts." Hardship withdrawals may be made only from Salary Reduction Contributions, and cannot be made from other Contributions nor any credited earnings.

Other Restrictions on Distributions; Restrictions on Other Amounts.

If this Contract is purchased pursuant to an ERISA Plan, the Section, "Spousal Annuity and Consent Rules" also applies to a request for any withdrawal, distribution, payment or transfer from this Contract.

The following restriction applies to Contracts issued after December 31, 2008, and to any amounts under the Contract which are neither attributable to (i) Salary Reduction Contributions nor (ii) non-Roth employee after-tax Contributions. In-service distributions prior to your severance from employment of any amounts in the preceding sentence may be made on the prior occurrence of a specified event, after a fixed number of years, the attainment of a stated age, or specified disability only if and as provided under the Plan. This restriction also applies to Contracts issued


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before December 31, 2008, where the Employer or Employer's Designee reports in a manner acceptable to us that amounts are restricted from distribution under the terms of the Plan.

Distributions that may be made from this 403(b) Contract.

Distributions may be made from this 403(b) Contract when we receive documentation acceptable to us that the following distributions are permitted or required under the Plan or Code:

       (1) This 403(b) Contract has been issued under an automatic enrollment provision in the Plan and you request a distribution of the amounts under this Contract within 90 days of the first Contribution;

       (2) A distribution must be made from the sources or types of Contribution in the amount necessary to correct any excess deferrals or other excess contributions as provided in the "Contributions" Section of this Contract;

       (3) A distribution must be made pursuant to a qualified domestic relations order in accordance with Treasury Regulation ss.1.403(b)-10(c);

       (4) You are requesting a distribution from non-Roth after-tax employee Contributions separately accounted for;

       (5) You are requesting a distribution from rollover Contributions separately accounted for;

       (6) The Plan is terminating under Treasury Regulation ss.1.403(b)-10(a) and requires distribution of all accumulated benefits under the Plan; or

       (7) Any other distribution under the conditions permitted under the Code.

Transfers.

If and as permitted both under the Plan and the recipient plan or 403(b) Funding Vehicle, you may request us to directly transfer any amounts from this 403(b) Contract for the purposes of a contract exchange under the same Plan, a plan-to-plan direct transfer, or a transfer to purchase permissive service credit. We will not process transfers until we receive the documentation we require, which may include information that is required to be exchanged under an information sharing agreement.

Withdrawal Charges or transaction charges described in the Section, "Withdrawal Charges will be imposed on transfers. Transfers of Cash Value while you have an outstanding loan are limited as described in the Section, "Loans."


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The following new Section is added:

SECTION 5.04  DIRECT ROLLOVER OPTION

You may elect to have all or any portion of your Cash Value paid directly to another "eligible retirement plan" in a "direct rollover transaction" as these terms are defined in Sections 403(b), 402(c) and 401(a)(31) of the Code. A surviving spouse beneficiary described in the "Beneficiary" Section of this Contract, may also elect a direct rollover of the Death Benefit described in the "Payment Upon Death" Section of this Contract.

In order to elect this option all of the following requirements must be met:

     (a) The recipient of the distribution must be an eligible retirement plan maintained for your benefit (or for the benefit of your surviving spouse).

     (b) The distribution must not include any after-tax contributions under this Contract except as otherwise permitted under the Code.

     (c) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. (See the Section "Required Minimum Distribution Rules", below). We reserve the right to determine the amount of the Required Minimum Distribution. If you have elected a payment option under Part VII of this Contract, "Annuity Benefits and Required Minimum Distributions", which is either a life contingent annuity or pays substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

    (d) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

Unless prohibited by the Plan, non-spousal death beneficiaries may directly roll over death benefits to a new inherited individual retirement arrangement as provided in the Code.

For purposes of Section 401(a)(31) of the Code, amounts in the Roth Elective Deferral Contribution account may be directly rolled over only to another plan maintaining a designated Roth contribution account or to a Roth IRA.

If the Plan permits contract terminations due to a small account balances, if the balance is more than $1,000 and you do not elect to either (i) receive the distribution yourself, or (ii) specify an eligible retirement plan to receive the distribution in a direct rollover, then we will directly roll over the distribution to an individual retirement plan designated by the Employer or the Employer's Designee.


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The following new Section is added:

SECTION 5.05   LOANS

General:

If and as permitted by the Plan and prior to your Maturity Date, you may request a loan. Your loan is subject to the terms of the Plan and the Code. Future restrictions in the Code may require changes in the terms and availability of loans.

We reserve the right not to permit a new loan if you have previously defaulted on a loan and have not fully repaid the outstanding amount due.

A loan is effective on the date we specify, according to our then current procedures, after we approve your Loan Request Form. Your Loan Request Form, together with your loan confirmation notice, will be your loan agreement and will contain all the terms of the loan which apply, including the amount of the loan, interest rate and the repayment due dates.

Only one outstanding loan is permitted at a time under this Contract.

Loan Amount:

This item (i) applies to your TSA Contract if it is part of an ERISA Plan:

  (i) The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum amount of a loan be less than $1,000.

This item (ii) applies to your TSA Contract if it is part of a non-ERISA Plan:

  (ii) The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum amount of a loan be less than $3,000.

The maximum amount of a loan will be determined as follows. The amount of the loan may not be more than (i) 80% of the Annuity Account Value of this Contract, if such total Annuity Account Value is greater than or equal to $3,750 and less than $12,500, (ii) $10,000, if the Annuity Account Value is greater than or equal to $12,500 and less than $20,000, and (iii) 50% of the Annuity Account Value if the Annuity Account Value is greater than or equal to $20,000. For this purpose, the Annuity Account Value is taken as of the Loan Effective Date. The loan amount requested cannot exceed the maximum loan amount permitted under the Plan and Section 72(p) of the Code. The maximum loan amount is limited to the maximum amount aggregated for all plan loans which you have outstanding under all qualified


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plans of your Employer and other 403(b) Plan Funding Vehicles under the Plan, as required by Section 72(p) of the Code.

The maximum loan amount permitted under the Code may not be more than the lesser of (A) or (B) below:

(A) $50,000, less the highest outstanding balance of loans under any other 403(b) Plan Funding Vehicles or any other qualified plan that you have with the Employer during the one-year period ending on the day before the Loan Effective Date, over the outstanding balance of loans under any 403(b) Plan Funding Vehicles or other qualified plan of your Employer on the Loan Effective Date.

(B) The greater of (i) one half the present value of your nonforfeitable accrued benefit under all of the 403(b) Plan Funding Vehicles or other qualified plans of your Employer or (ii) $10,000.

Loan Term:

The loan term will be for a maximum of five years. If you state on the Loan Request Form that the purpose of the loan is to purchase your principal residence, your loan term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (i) the election and commencement of Annuity Benefits, (ii) the date the Contract terminates, (iii) the date a death benefit becomes payable, or (iv) any date we determine that the Code requires acceleration of the loan repayment so that the Federal income tax status of your Contract is not adversely affected.

Loan Reserve Account:

On the Loan Effective Date, we will transfer to a "Loan Reserve Account" an amount equal to the sum of (1) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term but in no event less than the minimum Guaranteed Interest Rate, as defined in the Contract; and (2) 10% of the loan amount, which will earn interest at the Guaranteed Interest Rate.

The "Loan Reserve Account Rate" will equal the loan interest rate (see the Subsection below) minus 2%, or such other percentage which is determined according to our then current procedures and which is not greater than permitted under any current applicable state or federal law.

You may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded. If permitted by the Plan, and as reported to us


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by the Employer or the Employer's Designee, you may choose the source of a transaction, that is, whether a loan permitted under the Plan and this 403(b) Contract will be made from the Roth Elective Deferral Contribution separate account or from other accounts maintained under this Contract. In the absence of your direction, or if your directions cover only part of the amount required to be transferred to the Loan Reserve Account, we will transfer the required (or additional required) amounts from each Investment Option in proportion to the amount that you have in such Investment Options. On the first day of the third month following the effective date of the loan and quarterly thereafter (or first business day thereafter, if such day is not a business day), the amount of interest earned at the Loan Reserve Account Rate annually during the prior quarter will be transferred to the portion of the Loan Reserve account that earns interest at the Guaranteed Interest Rate.

You may not make any withdrawals from any part of the Cash Value; or transfer amounts among Investment Options; or make any transfers from this Contract to another 403(b) plan or 403(b) Plan Funding Vehicle; or roll over amounts to another eligible retirement plan until after repayment of your loan then due, including interest due but not paid.

Loan Interest Rate:

This item (i) applies to your TSA Contract if it is part of a non-ERISA Plan:

(i) We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will be not greater than any maximum rate required under any current applicable state or federal law.

This item (ii) applies to your TSA Contract if it is part of an ERISA Plan:

(ii) We will from time to time determine the loan interest rate at which interest on a loan will accrue daily; however, if requested by the Employer or the Employer's Designee, we will substitute the rate requested by the Employer or the Employer's Designee, subject to any limitations imposed by law. The rate so determined by us will be a reasonable rate set in accordance with Department of Labor Regulations Section 2550.408b-1(e), and will be based on prevailing rates available at the date of determination on loans charged by persons in the business of lending money for loans which would be made under similar circumstances. Such rate will not be greater than any maximum rate required under any current applicable state or federal law.


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Repayments:

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. We will apply payments first to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Investment Option and may be withdrawn (if otherwise permitted), transferred to another Investment Option, or applied to an annuity as described in Part VII, "Annuity Benefits and Required Minimum Distributions".

Default:

By each repayment due date (or a specified date thereafter in accordance with our then current procedures) if the amount of the loan repayment is less than the amount due or the loan repayment is not received at our Processing Office, we will treat the loan as being in default. We will treat the entire unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

We reserve the right, however, to change our procedures at any time. We also reserve the right to deduct any Withdrawal Charges that may apply and any required tax withholding.

If the amount in the Loan Reserve Account is not subject to the restrictions described in the Section "Restrictions on Withdrawals, Distributions, and Payments," on your default we reserve the right to deduct from the Loan Reserve Account an amount equal to the interest and principal payments due, plus any Withdrawal Charges that apply and any required tax withholding.

If the amount in the Loan Reserve Account is subject to the restrictions described in the Section "Restrictions on Withdrawals, Distributions, and Payments", on your default we will designate in the Loan Reserve Account an amount equal to the unpaid balance (interest and principal payments due) at the time of the default. When your Contract is no longer subject to the withdrawal restrictions of the Section "Restrictions on Withdrawals, Distributions, and Payments" we will have the right to foreclose on this amount, and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date you reach age 59-1/2 or we are notified in writing that another event has occurred which would permit Restricted Amounts to be paid. (Such an event includes a severance from employment with the Employer, disability or death.)


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Changes:

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any law that apply to this Contract.


PART VI - PAYMENT UPON DEATH

The following sentence is added at the end of the second paragraph of the existing Section:

SECTION 6.01  BENEFICIARY

Unless you specifically elect in writing otherwise, we will treat each Beneficiary's share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

The following language replaces the existing language in the Section:

SECTION 6.02  PAYMENT UPON DEATH

Upon receipt of due proof of your death before the Maturity Date, we will pay a Death Benefit to the Beneficiary named under Section 6.01. Payment is subject to the terms of Section 6.01 and any special rules which may apply as described in the Data Pages and any Endorsement or Rider attached hereto.

For the portion of the Death Benefit payable to a Beneficiary, the date on which we received the Beneficiary requirements is the "Payment Transaction Date". Payment of a Death Benefit will be made upon our receipt of the following "Beneficiary Requirements":

(i)   a properly completed written request;
(ii) due proof of death (as evidenced by a certified copy of the death certificate);
(iii) proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it;
(iv)  tax information required by the Code; and
(v)   any other forms we require.

Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, your Contract will continue to remain invested in the Investment Options and no transactions will be permitted.


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                                       17


Unless otherwise specified in an optional Rider or the Data Pages attached hereto, the amount of the Death Benefit is equal to the Annuity Account Value, or if greater, the Guaranteed Minimum Death Benefit.

On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is adjusted for any subsequent Contributions, and withdrawals. The Guaranteed Minimum Death Benefit is increased by Contributions and reduced by withdrawals. The reduction of your Guaranteed Minimum Death Benefit following a withdrawal is on a pro-rata basis. A pro-rata reduction is determined as follows:

(1) Divide the amount of the withdrawal by your Annuity Account Value immediately preceding the withdrawal;
(2) Multiply the fraction calculated in (1) by the amount of your Guaranteed Minimum Death Benefit immediately preceding the withdrawal. This is the amount of the pro rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

Payment upon death is subject to the "Required Minimum Distribution Rules" of Sections 403(b) and 401(a)(9) of the Code, described in the Section "Required Minimum Distribution Rules".

The following language is added at the end of the existing Section:

SECTION 6.03  MANNER OF PAYMENT

The Death Benefit described in this Section will not be paid at your death before a supplementary contract has been issued and the coverage under this Contract will continue if the "Beneficiary Continuation Option" described below is in effect.

Your death may terminate an optional benefit described in a Rider to your TSA Contract.

The following new Section is added:

SECTION 6.04 BENEFICIARY CONTINUATION OPTION

Except as otherwise provided herein, this Section will apply only if you die before the Maturity Date, before a supplementary contract has been issued, and a Death Benefit is payable. The Beneficiary named in this Contract must be an individual.

With the exception of the following paragraph, this Section does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the Death Benefit described in the Section "Payment Upon Death" is payable to the Beneficiary.


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This Section applies to a non-individual Beneficiary only if it is a
"see-through trust". A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine.

A trust with only individual beneficiaries may continue this Contract after your death if:

         1.  the trust is the only Beneficiary under this Contract;
         2.  all the beneficiaries of the trust are individuals; and
         3. the trust qualifies as a designated beneficiary for purposes of the Required Minimum Distribution rules of the Code; and
         4. the trust provides us the documentation that we require within the time period we require.

If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named pursuant to the "Beneficiary" Section of this Contract, and the "see-through trust" elects to continue the Contract, the oldest trust beneficiary is the "Continuation Beneficiary" and the individual whose life expectancy is used to measure payments required after your death as described in the Section, "Required Minimum Distribution Rules-Payments After Your Death".

If this Section applies and there is more than one Beneficiary, the Annuity Account Value (and any other interest under the Contract described in the Section, "Required Minimum Distribution Rules") will be apportioned among your Beneficiaries as you designate pursuant to the "Beneficiary" Section of the Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay in a single sum that Beneficiary's share of the Death Benefit pursuant to the Section "Payment Upon Death".


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                                       19


The terms of the Beneficiary Continuation Option are as follows:

      a. the Contract cannot be assigned and must continue in your name for the benefit of your Continuation Beneficiary.

      b. as of the date we receive satisfactory proof of your death and all written documentation necessary to make a claim under the Contract, we will compare the Annuity Account Value and the Guaranteed Minimum Death Benefit as of this date (the reset date, if applicable). If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit, we will reset the Annuity Account Value to equal such death benefit. The Guaranteed Minimum Death Benefit is the sum of all your Contributions less the amount of any outstanding loan and less any withdrawals.

         If there are multiple beneficiaries, the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any Beneficiary subsequently electing a death benefit will receive the applicable payment amount.

         The death benefit provision ends after the Beneficiary Continuation Option is elected.

      c. the Continuation Beneficiary will automatically become the Annuitant with respect to that Continuation Beneficiary's portion of the Annuity Account Value and any other interest under the Contract.

      d. the Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary's share of the interest in the Contract.

      e. the Continuation Beneficiary cannot make any additional Contributions to the Contract.

      f. distributions to the Continuation Beneficiary will be made in accordance with "Required Minimum Distribution Rules-Payments After Your Death" described in Section 7.08. If there is more than one Continuation Beneficiary, payments to each will be based on the individual life expectancy of each Continuation Beneficiary.

      g. the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.


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                                       20


      h. Upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of the Section, "Required Minimum Distribution Rules-Payments After Your Death".


PART VII - ANNUITY BENEFITS

The title of this Part is changed to "Annuity Benefits and Required Minimum Distributions".

Annuity Benefits are also subject to the restrictions described above in the Section, "Restrictions on Withdrawals, Distributions and Payments".

The following new Section is added:

SECTION 7.08 REQUIRED MINIMUM DISTRIBUTION RULES

This Contract is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any payment, benefit, or distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

Subsection A below describes the Required Minimum Distribution payments to be made during your lifetime. Subsection B below describes the Required Minimum Distribution payments to be made after your death, if you die before your entire interest in this Contract is distributed to you.

The Required Minimum Distribution rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another 403(b) Plan Funding Vehicle that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another 403(b) Plan Funding Vehicle that you maintain.


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                                       21


A.  REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS DURING YOUR LIFE

Except as otherwise noted in this Subsection A, your entire interest in this Contract will be distributed, or begin to be distributed, no later than your Required Beginning Date. For purposes of this Subsection A your Required Beginning Date is April 1 of the calendar year following the later of these two choices: (a) the calendar year you reach age 70-1/2 or (b) the calendar year you retire from employment with the Employer.

If this Contract was purchased with a direct transfer of funds from another 403(b) Plan Funding Vehicle and you informed us at the time of purchase of the amount of your December 31, 1986 account balance transferred to this Contract, distribution of the amount of your December 31, 1986 account balance transferred to this Contract must begin by age 75.

Your Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over your life, or the lives of you and your named beneficiary, or a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your named beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules described in the Treasury Regulations.

MANNER OF PAYMENT

You may satisfy the Required Minimum Distribution rules by applying any portion of your entire interest under this Contract to an Annuity Benefit which satisfies Treasury Regulation Section 1.401(a)(9)-6, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after your Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&A A-14 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A A-2 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.


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                                       22


To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of your interest in this Contract must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:

      (a) the quotient obtained by dividing your interest in this Contract (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your attained age as of your birthday in the calendar year for which the distribution is required; or

      (b) if your sole designated beneficiary for the calendar year for which the distribution is required is your spouse, the quotient obtained by dividing your interest in this Contract (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your respective attained ages as of your respective birthdays in the calendar year for which a distribution is required.

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Contract on an irrevocable basis, your entire interest under this Contract as of any valuation date includes the dollar amount credited under this Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Contract.

B.  REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS AFTER
     YOUR DEATH

      (a)  Death On or After Lifetime Required Minimum Distribution Payments
           Begin.

           If you die on or after lifetime Required Minimum Distribution payments begin, the remaining portion of your interest will continue to be distributed at least as rapidly as under the Annuity Benefit or other option chosen under this Contract.

      (b)  Death Before Lifetime Required Minimum Distribution Payments Begin

           If you die before lifetime Required Minimum Distribution payments begin, your entire interest will be distributed at least as rapidly as follows:


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                                       23



      (1) If your beneficiary is an individual other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the beneficiary may elect to take distribution of your entire interest in accordance with this Subsection B, paragraph
           (b)(3) below.

      (2) If your sole beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70-1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with this Subsection B, paragraph
           (b)(3) below.

           If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in accordance with this Subsection B, paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under this Contract.

      (3) If there is no individual designated as beneficiary, or if the applicable beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this Subsection B, paragraph (b)(2) above).

      (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each


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                                       24


           subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Subsection B and reduced by 1 for each subsequent year.

     (c) For purposes of paragraphs (a) and (b) of this Subsection B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in Subsection A or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation
           Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) distributions of your interest in this Contract after your death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of your death is the quotient obtained by dividing your interest in this Contract (determined under Treasury Regulations) by the remaining life expectancy of the applicable beneficiary, determined as provided above. The rules applicable to the determination of your entire interest under this Contract in Subsection A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Contract on an irrevocable basis, your entire interest under this Contract as of any valuation date includes the dollar amount credited under this Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Contract.

The following new Section is added:

SECTION 7.09  SPOUSAL ANNUITY AND CONSENT RULES

This Section applies only if an ERISA Plan applies.

If you are married, payments will be made in the form of a qualified joint and survivor life annuity as defined in Section 417(b) of the Code. If you are not married, payments will be made in the "Normal Form" of Annuity Benefit (as described in Part VII of this Contract), unless you elect otherwise as described in this Section. If you are married and die before payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death there was a contrary election made pursuant to this Section. However, your surviving spouse may elect, before payment is to commence, to have payment made in any form permitted under the terms of this Contract and the Plan. You may elect pursuant


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                                       25


to the Plan and ERISA not to have payments made in the form of a qualified joint and survivor life annuity or life annuity as the case may be. In that case it will be paid in any other form elected under the terms of this Contract and the Plan. If payments are to be made to your spouse upon your death, your spouse may elect in accordance with the Plan and ERISA for a beneficiary other than the spouse to receive payments.

If you will not attain age 35 by the end of the current Plan year, you may make a special election to name a beneficiary other than the spouse to receive payment of the value of your interest. Such election will be effective for the period beginning on the date of such election and ending on the first day of the Plan year in which you will attain age 35. The elections will cease to be effective as of the first day of the Plan year in which you attain age 35 unless a new election naming a beneficiary other than the spouse is made pursuant to the terms of this Section.

Any such election must be consented to by your spouse, if applicable, in writing before a notary or a representative of the Plan and must be limited to a benefit for a specific alternate beneficiary. However, no spousal consent will be required if you can prove to the satisfaction of the Employer and us, that you have no spouse or that you cannot locate the spouse. Also, if you have become legally separated from the spouse or have been abandoned (within the meaning of local law) and have a court order to such effect, spousal consent is not required unless a qualified domestic relations order provides otherwise. Each election to designate a beneficiary other than your spouse must be consented to by your spouse and any election made under this paragraph to waive the spouse's benefits may be revoked without the consent of the spouse at any time prior to the date as of which payments commence. Any consent to waive the spouse's benefits will be valid only with regard to the spouse who signs it. Any new waiver or change of beneficiary will require new spousal consent.

The provisions requiring spousal consent in this Section will also apply with regard to your election to take any withdrawal under the terms of the Plan. A spouse's written consent, witnessed by a representative of the Plan or a notary, must be given on a form acceptable to the Employer and us, in accordance with the Plan and ERISA, prior to any such withdrawal, unless you can show that there is no spouse or that the spouse cannot be located.

If the Annuity Account Value applied to provide the spousal benefits on the date payment is to commence is in the aggregate less than $5,000, you may choose to make payment in a single sum rather than in the form of a qualified joint and survivor life annuity or the "Normal Form" of Annuity as described in Part VII of this Contract. Upon any payment made pursuant to this Section, we will be released from any and all liability for payment with respect to the Annuity Account Value.


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                                       26



PART VIII - CHARGES

The following new Section is added:

SECTION 8.08  PLAN OPERATING EXPENSE

If we are instructed by your Employer or your Employer's Designee to withdraw a Plan Operating Expense from your Annuity Account Value, we will withdraw the specified amount on the last Business Day of each calendar quarter, or at any other time to which we agree, and remit the proceeds in accordance with instructions from your Employer or your Employer's Designee. Such instructions may be given by you in the absence of instructions from your Employer or your Employer's Designee, in which event we will remit the proceeds to the Plan's duly authorized administrator. AXA Equitable shall have no responsibility for determining that this fee is necessary and proper under the terms of the Plan. Withdrawals in accordance with this paragraph are not considered withdrawals for purposes of the Sections of the Contract, "Withdrawals," "Restrictions on Withdrawals, Distributions and Payments" or "Withdrawal Charges".

The following new Section is added:

SECTION 8.09 THIRD PARTY TRANSFER CHARGES

We have the right to deduct a charge for each occurrence for a direct transfer to another annuity contract or custodian account that meets the requirements of section 403(b) of the Code. This charge, if any, will be specified in the Data Pages.

The following new Section is added:

SECTION 8.11 TRANSFER AND LOAN CHARGES

The amount of the charge, if any, will be set forth in the Data pages.


PART IX - GENERAL PROVISIONS

The following language replaces the existing language in the Section:

SECTION 9.02  STATUTORY COMPLIANCE

We have the right to amend the terms of this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right includes, but is not limited to, the right to conform the terms of this Contract to reflect requirements of the Code, Treasury Regulations, published rulings of the Internal


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                                       27


Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws, so that this Contract will continue to be an annuity contract under Section 403(b) of the Code.

The benefits and values available under this Contract will not be less than the minimum benefits required by any state law that applies.

The name of the Section is changed from "Assignments and Transferability," and the following language replaces the existing language in the Section:

SECTION 9.05  NONTRANSFERABILITY, ASSIGNMENTS, NONFORFEITABILITY

You may not transfer this Contract. This Contract is intended to be nontransferable within the meaning of Section 401(g) of the Code.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or be security for the performance of an obligation.

No amount payable under the Contract may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee. The foregoing will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order as defined in section 414(p) of the Code.

Your entire interest under the Contract is nonforfeitable.

The following new Section is added:

SECTION 9.08 SEPARATE ACCOUNTING ON NOTIFICATION OF DISQUALIFICATION OF THE PLAN OR CONTRACT

If we are informed in documentation acceptable to us that the Plan fails to qualify or no longer qualifies as a 403(b) plan, or that this Contract fails to qualify or no longer qualifies in whole or in part as a 403(b) Plan Funding Vehicle, we will separately account for the amounts under the Contract which are not qualified. We will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any applicable taxes payable by you which would not have been payable with respect to an annuity contract which meets the terms of Section 403(b) of the Code.


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                                       28


However, we may also, at your request, transfer or roll over the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

The following new Section is added:

SECTION 9.09 INTERACTION OF THE CONTRACT WITH THE PLAN

The terms of the Plan do not expand the terms of this Contract and do not impose any obligations or duties on us other than those set forth in this Contract.

AXA EQUITABLE LIFE INSURANCE COMPANY, A STOCK COMPANY
1290 AVE OF AMERICAS, NEW YORK, N.Y. 10104

/s/Christopher M. Condron
-------------------------------------
Christopher M. Condron
President and Chief Executive Officer


/s/Karen Field Hazin
---------------------------------------
Karen Field Hazin, Vice President,
Secretary and Associate General Counsel


2008TSA-I